EXHIBIT 99.1

NEWS	Contact: Clay Williams
(713) 346-7606

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES

SECOND QUARTER 2012 EARNINGS

HOUSTON, TX, July 26, 2012 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its second quarter ended June 30, 2012 it earned net income of $605 million, or $1.42 per fully diluted share. Earnings per share increased 26 percent compared to the second quarter of 2011 and were sequentially flat compared to the first quarter of 2012. Excluding transaction charges of $28 million pre-tax, second quarter 2012 net income was $626 million, or $1.46 per fully diluted share.

The Company’s revenues for the second quarter of 2012 were $4.7 billion, which improved 10 percent from the first quarter of 2012 and 35 percent from the second quarter of 2011. Operating profit for the second quarter of 2012 was $907 million or 19.2 percent of sales, excluding transaction charges. Year-over-year second quarter operating profit increased 27 percent and sequentially second quarter operating profit increased three percent.

Backlog for capital equipment orders for the Company’s Rig Technology segment was $11.28 billion at June 30, 2012, up nine percent from the end of the first quarter and up 46 percent from the end of the second quarter of 2011. During the second quarter of 2012 the Company’s Rig Technology segment booked incoming new capital equipment orders of $2.73 billion (through a combination of $2.22 billion in new orders and $0.51 billion in orders through acquisitions completed during the quarter) offset by revenues out of backlog of $1.82 billion.

Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “Our Company achieved strong earnings this quarter, thanks to the hard work of our many dedicated employees. All three segments posted higher sequential and year-over-year revenues and operating profit, and we are pleased at the high level of demand we continue to see for new drilling equipment.

The Company continues to expand organically as well as through acquisitions. We closed six transactions during the quarter for total consideration of $2.0 billion, to strengthen the technology, product and service offerings we provide our oil and gas customers around the globe. Most markets we serve have remained buoyant, despite lower commodity prices, and we therefore expect solid results for the second half of the year.”

Rig Technology

Second quarter revenues for the Rig Technology segment were $2.41 billion, an increase of six percent from the first quarter of 2012 and an increase of 27 percent from the second quarter of 2011. Operating profit for this segment was $571 million, or 23.7 percent of revenue. Operating profit flow-through (change in operating profit divided by the change in revenue) was 14 percent sequentially and 11 percent from the second quarter of 2011 to the second quarter of 2012. Excluding results from two acquisitions closed during the quarter, sales increased two percent at 31 percent flow-through, for 24.5 percent operating margin. Revenue out of backlog for the segment increased six percent sequentially and increased 31 percent year-over-year, to $1.82 billion for the second quarter of 2012.

Petroleum Services & Supplies

Revenues for the second quarter of 2012 for the Petroleum Services & Supplies segment were $1.78 billion, up four percent compared to first quarter 2012 results and up 31 percent from the second quarter of 2011. Operating profit was $393 million, or 22.1 percent of revenue, an increase of one percent from the first quarter of 2012 and an increase of 58 percent from the second quarter of 2011. Operating profit flow-through was 35 percent from the second quarter of 2011 to the second quarter of 2012, and seven percent from the first quarter of 2012 to the second quarter of 2012. Higher sequential sales in the U.S. and modest growth in international markets were partly offset by second quarter seasonal declines in Canada.

Distribution & Transmission

The Distribution & Transmission segment generated second quarter revenues of $780 million, which were up 38 percent from the first quarter of 2012 and up 84 percent from the second quarter of 2011, due mostly to one-month’s contribution of Wilson Supply, acquired during the quarter. Second quarter operating profit was $54 million or 6.9 percent of revenue, up 26 percent from the first quarter of 2012 and up 108 percent from the second quarter of 2011. Sequential flow-through was five percent, and year-over-year flow-through was eight percent. Excluding results from the acquisition, revenues grew five percent at 14 percent flow-through, as strong domestic and international sales fully offset the seasonal break-up declines in Canada.

The Company has scheduled a conference call for July 26, 2012, at 8:00 a.m. Central Time to discuss second quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-447-0521 within North America or 1-847-413-3238 outside of North America five to ten minutes prior to the scheduled start time, and ask for the “National Oilwell Varco Earnings Conference Call.”

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,917	$3,535
Receivables, net	3,860	3,291
Inventories, net	5,501	4,030
Costs in excess of billings	953	593
Deferred income taxes	284	336
Prepaid and other current assets	499	325

Total current assets	13,014	12,110

Property, plant and equipment, net	2,700	2,445
Deferred income taxes	238	267
Goodwill	6,917	6,151
Intangibles, net	4,512	4,073
Investment in unconsolidated affiliates	365	391
Other assets	87	78

	$27,833	$25,515

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,265	$901
Accrued liabilities	2,421	2,376
Billings in excess of costs	1,075	865
Current portion of long-term debt and short-term borrowings	1,289	351
Accrued income taxes	207	709
Deferred income taxes	224	214

Total current liabilities	6,481	5,416

Long-term debt	159	159
Deferred income taxes	1,935	1,852
Other liabilities	327	360

Total liabilities	8,902	7,787

Commitments and contingencies
Stockholders’ equity:
Common stock – par value $.01; 426,371,654 and 423,900,601 shares issued and outstanding at June 30, 2012 and December 31, 2011	4	4
Additional paid-in capital	8,673	8,535
Accumulated other comprehensive loss	(69)	(23)
Retained earnings	10,212	9,103

Total National Oilwell Varco stockholders’ equity	18,820	17,619
Noncontrolling interests	111	109

Total stockholders’ equity	18,931	17,728

	$27,833	$25,515

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Revenue:
Rig Technology	$2,405	$1,894	$2,259	$4,664	$3,502
Petroleum Services & Supplies	1,776	1,359	1,704	3,480	2,624
Distribution & Transmission	780	423	564	1,344	833
Eliminations	(227)	(163)	(224)	(451)	(300)

Total revenue	4,734	3,513	4,303	9,037	6,659
Gross profit	1,321	1,087	1,271	2,592	2,081
Gross profit %	27.9%	30.9%	29.5%	28.7%	31.3%
Selling, general, and administrative	414	375	390	804	741
Other costs	28	4	7	35	23

Operating profit	879	708	874	1,753	1,317
Interest and financial costs	(9)	(9)	(8)	(17)	(23)
Interest income	3	4	3	6	8
Equity income in unconsolidated affiliates	19	10	17	36	23
Other income (expense), net	(5)	(7)	(13)	(18)	(26)

Income before income taxes	887	706	873	1,760	1,299
Provision for income taxes	285	226	269	554	415

Net income	602	480	604	1,206	884
Net loss attributable to noncontrolling interests	(3)	(1)	(2)	(5)	(4)

Net income attributable to Company	$605	$481	$606	$1,211	$888

Net income attributable to Company per share:
Basic	$1.42	$1.14	$1.43	$2.85	$2.11

Diluted	$1.42	$1.13	$1.42	$2.84	$2.10

Weighted average shares outstanding:
Basic	425	422	423	424	421

Diluted	427	425	426	426	424

NATIONAL OILWELL VARCO, INC.

OPERATING PROFIT – AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)

(In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Revenue:

Rig Technology	$2,405	$1,894	$2,259	$4,664	$3,502
Petroleum Services & Supplies	1,776	1,359	1,704	3,480	2,624
Distribution & Transmission	780	423	564	1,344	833
Eliminations	(227)	(163)	(224)	(451)	(300)

Total revenue	$4,734	$3,513	$4,303	$9,037	$6,659

Operating profit:

Rig Technology	$571	$517	$551	$1,122	$939
Petroleum Services & Supplies	393	249	388	781	495
Distribution & Transmission	54	26	43	97	54
Unallocated expenses and eliminations	(111)	(80)	(101)	(212)	(148)

Total operating profit (before other costs)	$907	$712	$881	$1,788	$1,340

Operating profit %:

Rig Technology	23.7%	27.3%	24.4%	24.1%	26.8%
Petroleum Services & Supplies	22.1%	18.3%	22.8%	22.4%	18.9%
Distribution & Transmission	6.9%	6.1%	7.6%	7.2%	6.5%
Other unallocated	—	—	—	—	—

Total operating profit % (before other costs)	19.2%	20.3%	20.5%	19.8%	20.1%

NATIONAL OILWELL VARCO, INC.

AS ADJUSTED EBITDA RECONCILIATION EXCLUDING OTHER COSTS

(Unaudited)

(In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Reconciliation of EBITDA excluding other costs (Note 1):
GAAP net income attributable to Company	$605	$481	$606	$1,211	$888
Provision for income taxes	285	226	269	554	415
Interest expense	9	9	8	17	23
Depreciation and amortization	157	138	148	305	273

EBITDA	1,056	854	1,031	2,087	1,599
Other costs:
Transaction costs	28	4	7	35	6
Libya asset write-down	—	—	—	—	17

EBITDA excluding other costs (Note 1)	$1,084	$858	$1,038	$2,122	$1,622

Note 1:	EBITDA excluding other costs means earnings before interest, taxes, depreciation, amortization, and other costs, and is a non-GAAP financial measurement. Management uses EBITDA excluding other costs because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.

Clay Williams, (713) 346-7606

Clay.Williams@nov.com